UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2020 (August 12, 2020)

Owl Rock Capital Corporation III

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01345	84-4493477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Item 1.01 — Entry into a Material Definitive Agreement

On August 12, 2020 (the “Closing Date”), Owl Rock Capital Corporation III (the “Company”) entered into a revolving credit facility (the “Credit Facility”) with State Street Bank and Trust Company (“State Street”) as administrative agent (the “Administrative Agent”), and State Street and PNC Bank, National Association (“PNC”), as lenders.

The maximum principal amount of the Credit Facility is $350 million, subject to availability under the borrowing base, which is based on unused capital commitments. The Credit Facility includes a provision permitting the Company to increase the size of the Credit Facility up to a maximum principal amount not to exceed $1 billion if the existing or new lenders agree to commit to such further increase. Borrowings under the Credit Facility bear interest, at the Company’s election at the time of drawdown, at a rate per annum equal to (i) in the case of LIBOR rate loans, an adjusted LIBOR rate for the applicable interest period plus 2.00% or (ii) in the case of reference rate loans, the greatest of (A) a prime rate plus 1.00%, (B) the federal funds rate plus 1.50%, and (C) one-month LIBOR plus 1.00%. Loans may be converted from one rate to another at any time at the Company’s election, subject to certain conditions. The Company also will pay an unused commitment fee of 0.25% per annum on the unused commitments.

The Credit Facility will mature upon the earliest of: (i) the date three (3) years from the Closing Date (the “Stated Maturity Date”); (ii) the date upon which the Administrative Agent declares the obligations under the Credit Facility due and payable after the occurrence of an event of default; (iii) forty-five (45) days prior to the scheduled termination of the commitment period under the Company’s subscription agreements; (iv) forty-five (45) days prior to the date of any listing of the Company’s common stock on a national securities exchange and certain other liquidity events; (v) the termination of the commitment period under the Company’s subscription agreements (if earlier than the scheduled date); and (vi) the date the Company terminates the commitments pursuant to the Credit Facility. At the Company’s option and subject to the consent of each of the Lenders and the Administrative Agent in their sole discretion, the Stated Maturity Date may be extended by up 364 days, subject to satisfaction of customary conditions.

The Credit Facility is secured by a perfected first priority security interest in the Company’s right, title, and interest in and to the capital commitments of the Company’s private investors, including the Company’s right to make capital calls, receive and apply capital contributions, enforce remedies and claims related thereto together with capital call proceeds and related rights, and a pledge of the collateral account into which capital call proceeds are deposited.

The Credit Facility contains customary covenants and events of default (with customary cure and notice provisions).

State Street, PNC and other lenders under the Credit Facility, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for the Company.

Item 2.03 — Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits.

10.1 Revolving Credit Agreement dated August 12, 2020, between Owl Rock Capital Corporation III as the Initial Borrower, State Street Bank and Trust Company, as the Administrative Agent, Letter of Credit Issuer, Sole Bookrunner, a Co-Lead Arranger and a Lender and PNC Capital Markets LLC, as a Co-Lead Arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Owl Rock Capital Corporation II

Date: August 17, 2020	By:	/s/ Bryan Cole
Bryan Cole
Chief Financial Officer